Exhibit 10.6

(English Translation)

Share Purchase Agreement

Party A: Zhang Weiqing

Party B: Leewell Investment Group Limited

Whereas: Qingdao Oumei Real Estate Development Co., Ltd. Is a limited liability company (hereinafter “the company”) invested by Party A and another shareholders. Its registered capital is 96 million RMB. Zhang Weiqing’s contribution to the registered capital of the company is 48,960,000Yuan, representing a 51% of the shares. Cheng Xiaoyan’s contribution to the registered capital of the company is 47,040,000 Yuan, representing a 49% of shares.

After friendly discussion, both Party A and Party B agree that Party A will assign its own 51% of the shares amount equivalent to 49,475,100 Yuan RMB in foreign exchange to Party B. Both Parties sign an agreement as follows:

1.	Basic information of the Seller and Buyer

–	Seller (Party A)
Name: Zhang Weiqing
Domicile:
ID number: 370226197204224154
Nationality: Chinese

–	Buyer (Party B)
Name: Leewell Investment Group Limited
Domicile: No. 1401 World Commerce Centre, Hongkong
Registered No: 1157784
First Director: Zhou Li
Nationality: Australia

2.	Proportion and Price of the Purchased Shares

The share purchase price is based on the assessment report, Lu Daxin Ping Zi [2007] No. 03026, made by Shandong Daxin Accountant Firm Jimo substation on July 30, 2007. Party A will sell its own 51% of the shares of Qingdao Oumei Real Estate Development Co., Ltd. equivalent to 49,475,100 Yuan RMB in foreign exchange to Party B. Other shareholders completely waive their priority rights of purchase.

3.	Payment Term

In three months from the issuance of the amended business license, Party B shall pay Party A the full purchase price in a lump sum. Party B shall pay the same value US Dollars according to the exchange rate of the payment day.

4.	Right and Responsibilities of Two Parties

Party B shall pay the total purchase price to Party A in a lump sum as stipulated in this agreement. Should Party B fail to pay off the amount, it will be liable for the responsibilities for breach of the contract.

After the full payment of the purchase price from Party B, Party A shall assist Party B in dealing with all the changing registration procedures in AIC, Tax and Foreign Exchange Bureau and other administrative departments.

All debts and credits of Qingdao Oumei Real Estate Development Co., Ltd shall be inherited by the new foreign- invested enterprise.

5.	Breach of contract

If Party B fails to pay the purchase price according to the term prescribed in the article 3 of this agreement, Party B should pay 1/1000 of the purchase price as punishment every delay of one month to Party A. Party A is entitled to terminate the agreement and ask for the payment of damage except for the punishment when a delay of 6 months occurs.

6.	Dispute Settlement

In the event of any dispute relating to this agreement, the parties shall attempt in the first instance to resolve such dispute through friendly discussion. If the event such dispute is not resolved through discussion, the dispute shall be submitted to Qingdao Arbitration Committee according to its rules of procedure. The arbitral award is final and binding to both parties.

7.	Effective Conditions of the agreement

After formal sign and seal by both parties, the agreement comes to effect as long as the approval authority approves. The agreement has five copies. Each party holds one, the other will be submitted for approval.

Party A
Zhang Weiqing

Party B
LEEWELL INVESTMENT GROUP LIMITED

Other Shareholders
Cheng Xiaoyan

5th, September, 2007